Exhibit 10.2

2005 Compensation Arrangements for Named Executive Officers

Set forth is a summary of fiscal 2005 compensation arrangements between Fargo Electronics, Inc. (the “Company”) and certain of its executive officers who are expected to constitute the Company’s “named executive officers” (defined in Regulation S-K Item 402(a)(3)) for the year.  Generally, the salaries of named executive officers are set at industry averages and variable compensation is provided for through stock options and cash bonuses. The form of compensation provided to members of the named executive officers varies based on their position and their ability to influence performance.  All of the Company’s executive officers are at-will employees, whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors, subject only to the terms of the Amended and Restated Employment Agreement between the Company and Mr. Holland, and the terms of the Officers Agreements between the Company and the other executive officers (concerning a change in control of the Company) (the forms of which have been filed as exhibits to the Company’s annual report on Form 10-K).

The Compensation and Human Resources Committee has discretion to set executive compensation at levels warranted by external, internal and individual circumstances. The Committee has solicited through Mr. Holland, and reviewed periodically, compensation surveys for officer positions in the electronics industry. Although such data provides a base for comparison, it is not necessarily used as the basis for the compensation actually awarded.

The Company’s executive officer compensation program can be separated into several elements: base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and retirement savings plans generally available to employees.

Base Salary

The Company’s policy is to set the base salaries of its executives at the industry average.  Effective January 1, 2005, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary

Gary R. Holland	$330,000
(Chairman of the Board of Directors, President and Chief Executive Officer)

Kathleen L. Phillips	$175,000
(Marketing and Distribution)

Thomas C. Platner	$175,000
(Engineering and Manufacturing)

Paul W.B. Stephenson	$180,000
(Chief Financial Officer)

Jeffrey D. Upin	$175,000
(Business Development, General Counsel and Secretary)

Annual Cash Incentive Compensation

The Compensation and Human Resources Committee establishes a bonus plan annually for the Chief Executive Officer and all other Company employees.  For 2005, the Company’s Compensation and

Human Resources Committee approved, and the Board of Directors ratified, an incentive bonus plan for all of our employees, known as the “Success Sharing Bonus Plan” (the “SSB Plan”).  The SSB Plan is based on the Company’s overall strategic, business and financial performance.

The following table illustrates the calculation of the Bonus Potential (as defined in the SSB Plan) for each named executive officer.  The Bonus Potential is multiplied by the Success Sharing Payout Percentage (determined by the Board of Directors to be between 0% and 250%) to determine the actual bonus payout for each employee.

Name	Annualized Salary	Eligibility Percentage	Bonus Potential	Maximum Possible Bonus Payout
				(250% of Bonus Potential)

Gary R. Holland	$330,000	40%	$132,000	$330,000

Kathleen L. Phillips	$175,000	30%	$52,500	$131,250

Thomas C. Platner	$175,000	30%	$52,500	$131,250

Paul W.B. Stephenson	$180,000	30%	$54,000	$135,000

Jeffrey D. Upin	$175,000	30%	$52,500	$131,250

Further information regarding the SSB Plan is contained in Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 5, 2005.

Stock Options

Prior to 2003, the Company provided long-term incentive to its executive officers primarily through the Company’s Amended and Restated 1998 Stock Option and Grant Plan.  The 2003 Stock Incentive Plan was approved at the 2003 Annual Meeting.  Under the Incentive Plan, the Compensation and Human Resources Committee awards stock options to executive officers based on the number of options and shares currently held by the executive and also on performance factors similar to those used to determine salaries and annual cash incentives.  Options generally vest over a period of four years and expire after seven to ten years.  Options are generally granted with an exercise price equal to the fair market value on the date of grant.  The Compensation and Human Resources Committee has not fixed, or predetermined, the amount of shares to be available for options grants in any year.

The Compensation and Human Resources Committee has indicated its belief that the current equity holdings of the Company’s executive officers and employees are enough to align the interests of the Company’s executive officers and employees with those of the Company’s stockholders, and, as a result, did not grant any stock options to executive officers or employees in 2004.

Benefits

The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan (including a Company match as determined by the Board of Directors) to its executive officers.  The same benefits are available to all Company employees.

Mr. Holland receives an annual car allowance in the amount of $12,000 annually.